Exhibit 16.1

August 14, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of the Form 8-K of Capital Bancorp, Inc. dated August 14, 2026, and are in agreement with the statements concerning Elliott Davis, PLLC contained in the first sentence in the first paragraph and the third, fourth, and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Very truly yours,

/s/ Elliott Davis, PLLC

Elliott Davis, PLLC
Raleigh, North Carolina